Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Plymouth Industrial REIT, Inc. on Form S-3 of our report dated February 8, 2021 with respect to our audit of the Statement of Revenues and Certain Operating Expenses of the Ohio Properties for the year ended December 31, 2019. This report is incorporated by reference in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading Experts in the Prospectus, which is part of this Registration Statement.

Atlanta, Georgia
June 11, 2021